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                                                                    EXHIBIT 99.1
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            BRADLEY REAL ESTATE ANNOUNCES SHARE REPURCHASE PLAN AND
                    2.7% INCREASE ON COMMON STOCK DIVIDEND

NORTHBROOK, ILL., Nov. 23/PRNewswire/ -- The Board of Directors of Bradley Real Estate, Inc. (NYSE: BTR - news) today voted to authorize the Company to repurchase up to 2 million shares of its outstanding common shares from time to time through periodic open market transactions or through privately negotiated transactions. On November 22, 1999, Bradley Real Estate had 24,060,057 shares outstanding. The share repurchase program will be in effect until December 31, 2000, or until the authorized limit has been reached. The Company expects that the purchases will be funded primarily through asset sales.

Commenting on the program, Thomas P. D'Arcy, chairman and chief executive officer, stated, "We seek to capitalize on current market conditions in which the value of our underlying real estate is more highly valued in the private property markets than in the public equity markets. Therefore, we plan to strategically dispose of certain assets and utilize the proceeds from such sales to repurchase our stock while also paying down our debt. This will allow us to maintain the financial strength and flexibility our Company has long enjoyed while adding value for our share owners through the reduction in our total shares outstanding."

Also today, the Board of Directors declared a regular quarterly cash dividend on its common stock of $0.38 per share, an increase of 2.7 percent over its previous quarterly dividend of $0.37 per share. The Board also declared a regular quarterly cash dividend on its Series A Preferred Stock of $0.525 per share. Both classes of dividends are payable on December 31, 1999, to share owners of record on December 13, 1999. The common stock dividend payment represents the Company's 154th consecutive quarterly dividend payment to its common share owners.

The preceding information contains forward-looking statements of the company's plans, objectives and expectations, which are dependent upon a number of factors including a stable retailing climate in the Midwestern United States, the financial viability of the company's tenants and the continuing availability of retail center acquisitions and development opportunities in the Midwest on favorable terms. Reference is made to the discussions under the captions "Risk Factors" in the company's 1998 Form 10-K report, which includes a discussion of certain other factors which could cause actual results to differ materially from those in forward-looking statements.

Bradley Real Estate is the nation's oldest real estate investment trust and a leading owner and operator of neighborhood and community shopping centers located in the Midwest region of the United States. The Company owns 98 shopping centers located in 15 states aggregating 15.5 million square feet of rentable space.